Exhibit 10.43

AMENDED AND RESTATED EXECUTIVE RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE RETIREMENT AGREEMENT (this “Agreement”) is entered into effective the 22nd day of August 2012 by and between The GEO Group, Inc. (“Company”) and George C. Zoley (“Executive”), or collectively, “the Parties,” and supersedes and replaces any prior written retirement agreement between the Parties.

WHEREAS, the Executive and the Company previously entered into an Amended Executive Retirement Agreement dated January 17, 2003 (the “Prior Retirement Agreement”); and

WHEREAS, the Executive and the Company wish to amend the Prior Retirement Agreement and replace the Prior Retirement Agreement with this Agreement in order to facilitate the continued employment of the Executive under restructured terms and conditions that will benefit the Parties by more closely aligning the terms of the Agreement with the currently prevailing compensation practices; and

WHEREAS, the basic terms and conditions of this Agreement were reviewed and approved by the Board of Directors of the Company and the Compensation Committee members of the Board of Directors of the Company at a meeting held on the 16th day of August 2012;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. EMPLOYMENT. The Company currently employs the Executive as Chairman & Chief Executive Officer. The Executive and the Company have entered into the Third Amended and Restated Executive Employment Agreement effective August 22, 2012 (the “Third Amended and Restated Executive Employment Agreement”) relating to the Executive’s employment with the Company.

2. RETIREMENT DATE. The Executive was first eligible to retire upon the Executive’s 55th birthday, which was February 7, 2005 and thus is eligible to retire as of the effective date of this Agreement.

3. TERMINATION. Either the Company or the Executive may terminate the Executive’s employment at any time and for any reason in accordance with the terms and conditions set forth in the Third Amended and Restated Executive Employment Agreement.

4. RETIREMENT RIGHTS FULLY VESTED. Notwithstanding the termination of the Executive’s employment with the Company for any reason whatsoever, the Executive’s rights hereunder are fully vested.

5. RETIREMENT PAYMENTS AND ANNUITY FUNDING AMOUNT. Upon the date the Executive actually retires from employment with the Company, the Company will pay to the Executive in one lump sum payment an amount of money equal to the amount set forth in the following Retirement Payment Table which corresponds to the Executive’s age on the date he retires. If the Executive should die before he actually retires from the Company, the Company shall immediately pay to the Executive’s

Beneficiar(ies) or Estate the amount the Company would have paid to the Executive had he retired immediately prior to his death. The amount payable under this Section 5 is referred to as the “Annuity Funding Amount.”

RETIREMENT PAYMENT TABLE

RETIREMENT AGE	ANNUITY FUNDING AMOUNT
62	6,570,198
63	6,826,873
64	7,092,162
65	7,369,509
66	7,657,192
67	7,956,934
68	8,267,011
69	8,589,147
70	8,925,065
71 or older	9,273,040

6. BENEFICIARY. The Beneficiary (or Beneficiaries) of any payments to be made after the Executive’s death shall be as designated by the Executive and shown on Exhibit A attached hereto or such other person or persons as the Executive shall designate in writing to the Company. If the Executive has made no effective designation of Beneficiaries, any such payments shall be made to the Executive’s Estate.

7. RESTRICTION AND NON-COMPETITION. The Executive shall not for a period of two years following termination of the Executive’s employment with the Company, either directly or indirectly, accept employment with, render service, assistance or advice to, own, manage, operate, control or participate in the ownership, or allow his name to be used by any competitor of the Company unless approved by the Board of Directors of the Company. Determination by the Board of Directors of the Company that the Executive has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which Company shall have, neither the Executive nor Beneficiary shall be entitle to any payments hereunder.

8. INSURANCE. If the Company shall elect to purchase a life insurance contract to provide the Company with funds to make payments hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract, and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without knowledge or consent of the Executive or Beneficiary or any other person, it being expressly agreed that neither the Executive nor Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract.

9. SOURCE OF PAYMENTS. The Executive, Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Agreement shall be construed to give the Executive, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future, but the Executive shall have the right to enforce his claim against the Company in the same manner as any unsecured creditor.

10. AMENDMENT. This Agreement may be amended at any time or from time to time by written agreement of the parties.

11. ASSIGNMENT. Neither the Executive, nor Beneficiary, nor any other person entitled to payments hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

12. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successors.

13. SECTION 409A OF THE CODE. It is the intention of the Parties that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance promulgated or issued thereunder, to the extent that the requirements of Section 409A of the Code are applicable thereto, and this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A of the Code does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on the Executive and on the Company).

If and to the extent required to comply with Section 409A of the Code, any payment or benefit required to be paid hereunder on account of termination of the Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to the Executive within the meaning of Section 409A of the Code.

Notwithstanding any other provision of this Agreement, in the event the Executive is treated as a “specified employee” under Section 409A of the Code and any payment under this Agreement is treated as a nonqualified deferred compensation payment under Section 409A of the Code, then to the extent required by Section 409A, the payment of such amounts shall be delayed for six months and a day following the effective date of the Executive’s termination of employment, at which time a lump sum payment shall be made to the Executive consisting of the sum of the delayed payments. This provision shall not apply in the event of a specified employee’s termination of employment on account of death and, in the event of a specified employee’s death during the aforementioned six-month and a day period, such nonqualified deferred compensation may be paid at any time on or after such specified employee’s death.

Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit hereunder that is subject to Section 409A of the Code, except in compliance with Section 409A of the Code and this Agreement, and no amount that is subject to Section 409A of the Code shall be paid prior to the earliest date on which it may be paid without violating Section 409A of the Code.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

The GEO Group, Inc.

/s/ Richard H. Glanton
Richard H. Glanton Chairman, Compensation Committee

EXECUTIVE

/s/ George C. Zoley
George C. Zoley Chairman & Chief Executive Officer

Exhibit A

Beneficiaries

Donna Zoley

5